Execution Copy


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement, dated May 22, 2003 (this "Agreement"), is entered into by Presencia en Medios, S.A. de C.V., a Mexican corporation ("Assignor") and Presence in Media, LLC, a Delaware limited liability company which is a wholly owned subsidiary of Assignor ("Assignee").

                                   WITNESSETH:

         WHEREAS, Assignor and Assignee are parties to a limited liability company agreement, dated the same date hereof ("LLC Agreement"), pertaining to the formation of PVI Virtual Media Services, LLC ("PVIVMS"); and

         WHEREAS, pursuant to the LLC Agreement, Assignor is obligated to transfer ownership of the Assigned Presencia Property (as defined in the LLC Agreement) to Assignee, and Assignee has agreed to contribute cash, common stock of Princeton Video Image, Inc. ("PVI"), warrants to purchase shares of PVI's common stock secured convertible notes plus interest and other property (collectively, the "Contributed Property") in exchange for a Percentage Interest (as defined in the LLC Agreement) in PVIVMS,

         NOW THEREFORE, in consideration of the foregoing, the Assignor and Assignee agree as follows:

         1. Assignment. Assignor does hereby contribute, assign, transfer and convey to the Assignee all of such Assignor's right, title and interest in and to the Contributed Property, including but not limited to those set forth in Schedule A attached hereto.

         2. Assumption. Assignee hereby accepts the foregoing assignment and assumes and agrees to be bound by all of the terms and conditions of each Contributed Property, as if the Assignee had been in the position or a party ab initio in place of the Assignor. Assignee shall succeed to the rights and interests of the Assignor under the Contributed Property.

         3. Representations and Warranties.

              (a) Assignor represents, warrants and covenants that, other than the Contributed Property, neither itself nor its Affiliates (as defined in the LLC Agreement) own or hold, directly or indirectly, any equity or debt interest in PVI or any of PVI's subsidiaries.

              (b) Assignor represents, warrants and covenants that the transactions contemplated herein are not taken with the view of distributing securities pursuant to a public offering as defined in Section 4(2) of the U.S. Securities Act of 1933, as amended.

         4. Successors and Assigns. The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Assignors and the Assignee, respectively.

         5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         6. Cooperation. Assignor and Assignee each agree that at any time and from time to time, upon the request, Assignor and Assignee each will execute and deliver any and all such further instruments and documents and take such further action as the Assignee may reasonably request of Assignor or Assignor may reasonably request of the Assignee in order to obtain the benefits of this Agreement and of the rights and powers herein granted.

         7. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, and all of said counterparts when taken together shall constitute one and the same instrument. This Assignment may be delivered via facsimile, and a signed Assignment delivered via facsimile shall be deemed an original for all purposes.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Agreement as of the date first written above.



                                         ASSIGNOR:

                                         PRESENCIA EN MEDIOS, S.A. DE C.V.



                                         By:
                                             ----------------------------------
                                               Name:
                                               Title:

                                         ASSIGNEE:

                                         PRESENCE IN MEDIA, LLC



                                         By:
                                             ----------------------------------
                                               Name:
                                               Title:

                                                                      SCHEDULE A


1. 1,336,711 shares of the common stock, $.001 par value, of Princeton Video Image, Inc., including the interest in 26,784 shares held in escrow pursuant to the Reorganization Agreement dated December 28, 2000 among Assignor, Assignee, Eduardo Sitt, David Sitt, Roberto Sonabend, PVI and others.

2. Convertible Promissory Note, dated February 18, 2003, issued by Princeton Video Image, Inc. to Assignor, plus accrued interest thereon from the date of issuance.

3. Convertible Promissory Note, dated March 20, 2003, issued by Princeton Video Image, Inc. to Assignor, plus accrued interest thereon from the date of issuance.

4. Convertible Promissory Note, dated April 4, 2003, issued by Princeton Video Image, Inc. to Assignor, plus accrued interest thereon from the date of issuance.

5. Guaranteed Loan Agreement, dated May 23, 2003, between Assignor and Publicidad Virtual, S.A. de C.V.

6. Intercreditor Agreement, dated as of February 18, 2003, between PVI Holding, LLC and Assignor.

7. Amended and Restated Warrant Certificates dated on April 7, 2003 and issued by Princeton Video Image, Inc. to Assignor (a list of these series of warrants is set forth below).


                                                                                       Exercise
       Description of Warrant               No. of Shares       Expiration Date         Price
       ----------------------               -------------       ---------------         -----
Sale PVI Warrant, Warrant Group F                287                 1/1/11              $6.22
Sale PVI Warrant, Warrant Group G                930          Seventh anniversary       $15.56
                                                              of the Commencement
                                                               Date as defined in
                                                               Warrant 120 dated
                                                                    8/23/94
Sale PVI Warrant, Warrant Group H-1             7,363                5/9/07              $2.89
Sale PVI Warrant, Warrant Group H-2             9,008               6/14/08              $3.93
Sale PVI Warrant, Warrant Group H-3             7,326               5/27/08              $5.81
Sale PVI Warrant, Warrant Group H-4              166                 8/8/08              $7.24
Sale PVI Warrant, Warrant Group H-5               40                7/21/09              $8.04
Sale PVI Warrant, Warrant Group H-6              133                 4/3/06              $9.43

Sale PVI Warrant, Warrant Group I-1             3,715               6/14/08              $3.93
Sale PVI Warrant, Warrant Group I-2             3,949               5/27/08              $5.81
Sale PVI Warrant, Warrant Group I-3              110                7/21/09              $8.04
Sale PVI Warrant, Warrant Group J               1,329               9/20/10              $3.04
Sale PVI Warrant, Warrant Group K               1,329               12/20/09             $1.79
Cablevision "Shadow" Warrant                   500,000              9/20/08              $7.00
(Issued at Closing, Sept. 20, 2001)

     7. Note Purchase and Security Agreement dated as of February 18, 2003 among Princeton Video Image, Inc., Assignor and PVI Holding, LLC, as amended